Exhibit 5

                         [Letterhead of Blank Rome LLP]

                                                December 21, 2007

Gilman + Ciocia, Inc.
11 Raymond Avenue
Poughkeepsie, New York 12603

Gentlemen:

            You have requested our opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") to be filed by Gilman + Ciocia, Inc. , a Delaware corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed distribution by the Company to certain holders of its common stock, $.01 par value, (the "Common Stock") of non-transferable subscription rights (the "Rights") entitling the holders thereof to purchase shares of Common Stock. The Registration Statement also relates to up to 20,000,000 shares of Common Stock that may be issued and sold by the Company upon exercise of the Rights (the "Rights Shares").

            We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.

            Based upon the foregoing, it is our opinion that:

      1. The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with the term of the Subscription Agreements governing the Rights, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      2. The Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of the Rights as contemplated in the Registration Statement and the Subscription Agreements governing the Rights, will be validly issued, fully paid and nonassessable.

            We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to such laws as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

Gilman + Ciocia, Inc.
Page 2

            We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the reference to our firm as your counsel in the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                         Very truly yours,


                                                         /s/ Blank Rome LLP

                                                         BLANK ROME LLP